Exhibit 4.24

9 April 2001

BY FACSIMILE AND POST

GeoLogistics Limited

Royal Court

81 Tweedy Road

Bromley

Kent

BR1 1TW

Facsimile no:	020 8626 6855
For the attention of:	George Papageorghiou

Dear Sirs

We refer to the facility agreement dated 31 March 2000 between yourself as company and ourselves (as supplemented and amended from time to time, the “Facility Agreement”).

Terms defined in the Facility Agreement have the same meaning when used in this letter.

We write to confirm the agreement reached between us that, subject to the terms of this letter, on and from the Effective Date (as defined below), Clause 6.5(b) shall be amended by deleting the reference to “1%” and replacing it with a reference to “0.5%”.

The Effective Date shall be the date which is the later of (i) the date on which we have received a copy of this letter countersigned on behalf of the Company and the Guarantor and (ii) the date on which the Amendment (as defined in the the third amendment to loan and security agreement (the “US Amendment Agreement”) executed or to be executed between Congress as Lender and Bekins Worldwide Solutions, Inc and others as Borrowers) becomes effective in accordance with Section 3 of the US Amendment Agreement.

Save as set out above, nothing in this letter shall be deemed to be an amendment to the terms of any Finance Document or a waiver or consent by Burdale to any breach or potential breach (present or future) of any provision of the Finance Documents or any waiver of a Default (howsoever described).

This letter may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

This letter is a Finance Document and shall be governed by English law.

Yours faithfully
BURDALE FINANCIAL LIMITED

/s/ [ILLEGIBLE]
Director

53 Queen Anne Street, London WIC 9HP
t. 020 7935 1115 f. 020 7486 3513 w. www.burdale.co.uk
Offices also in Manchester and Birmingham
Reg. No.2656007 Incorporated in England and Wales

affiliated to CONGRESS FINANCIAL CORPORATION, A FIRST UNION company

Acknowledged and agreed:

GEOLOGISTICS LIMITED

By:	/s/ George Papageorghiou

As Guarantor under the Guarantee and Indemnity (the “Guarantee”) dated 31 March 2000 between ourselves and Burdale we hereby agree (with such agreement taking effect as a deed) that the guarantee given by us in the Guarantee remains in full force and effect and extends to guarantee the obligations of the Company to Burdale under the Finance Documents as amended as described above.

Executed as a deed by
GEOLOGISTICS CORPORATION

By:	/s/ R Jackson

Name:	R Jackson

Title:	VP & General Counsel